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                                                                    Exhibit 10.8


[Inprise Letterhead]
100 Enterprise Way
Scotts Valley, CA95066


July 14, 2000


Frank Slootman
[ADDRESS INTENTIONALLY OMITTED]


     RE: Employment Agreement


Dear Frank:

     On behalf of INPRISE Corporation ("INPRISE"), I am pleased to confirm our verbal offer of employment to you for the position of Vice President and General Manager of Software Products, reporting to Doug Barre. This letter sets out the terms of your employment with INPRISE, which will start July 17, 2000.

     You will be paid a base salary of $10,576.92 every two weeks (which equals $275,000.00 per year), less applicable tax and other withholdings. You are eligible for an annual bonus opportunity in the amount of $110,000.00 (40% of base). You will also be eligible to participate in various INPRISE fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k), Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. These benefits will be explained to you during your Employee Orientation. Please refer to the attached document, which explains the new employee orientation process.

     Subject to the approval of INPRISE's Board of Directors, you will be granted an option to purchase 150,000 shares of INPRISE common stock under INPRISE's stock option plans at an exercise price equal to the fair market value of that stock on your option grant date. Your option is subject to the terms and conditions of INPRISE's stock option plans and standard form of stock option agreement and shall vest over a four year period, with twenty five percent (25%) vesting on the first anniversary of the option grant date and the remaining seventy five percent (75%) vesting over the remaining three years on a monthly basis.

     Your employment with INPRISE is "at will"; it is for no specified term, and may be terminated by you or INPRISE at any time, with or without cause or advance notice. In acceptance of your employment with INPRISE, you represent that you will not be acting in breach of any agreement with any of your previous employers. Notwithstanding the foregoing, if INPRISE terminates your employment without cause, and contingent upon the signing of a general release by you, of known and unknown claims, in a form satisfactory to INPRISE; INPRISE will provide you with a lump sum severance payment equal to your then current base salary for four (4) months, less applicable taxes and other withholdings.

     INPRISE is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is INPRISE's policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than INPRISE. Indeed, as a condition of employment, you will be required to sign an agreement not to
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expose either or us to legal liability by divulging trade secrets or confidential information of any employer. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.


     As a condition of your employment, you will be required to provide INPRISE with documents establishing your identity and right to work in the United States. Those documents must be provided to INPRISE within three days after your employment start date.


     In the event of any dispute or claim relating to or arising out of your employment relationship with INPRISE, this agreement, or the termination of your employment relationship with INPRISE for any reason (including, but not limited to, any claims for compensation, benefits, stock or stock options, wrongful termination, breach or contract, fraud or age, sex, race, disability or other discrimination or harassment), you and INPRISE agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California under its then-applicable employment dispute resolution rules. You and INPRISE hereby knowingly and willingly waive your respective rights to have such disputes or claims tried by a judge or jury. Provided, however, that this arbitration provision will not apply to any claims for injunctive relief by you or INPRISE.


     This agreement and the employee confidentiality and if applicable stock option agreement referred to above constitute the entire agreement between you and INPRISE regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and INPRISE. This agreement may only be modified by a document signed by you and the Chief Executive Officer of INPRISE.


     We look forward to working with you at INPRISE. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement. This offer is valid until 12:00 PM on July 12, 2000.


                                    Sincerely,

                                    INPRISE Corporation




                               By:  /s/ Dale L. Fuller
                                    ----------------------------
                                    Dale L. Fuller
                                    Interim President and
                                    Chief Executive Officer


     I agree to and accept employment with INPRISE Corporation on the terms and conditions set forth in this agreement.


     Date: July 14, 2000            /s/ Frank Slootman
                                    -------------------------
                                    Frank Slootman